EXHIBIT 10.6
                                                                    ------------


                       FORBEARANCE AGREEMENT AND AMENDMENT

         This FORBEARANCE AGREEMENT AND AMENDMENT (hereinafter, the "Agreement"), dated as of this 31st day of August, 2000, is made by and among:

         FLEET NATIONAL BANK F/K/A BANKBOSTON, N. A., a national banking association, having an office at 100 Federal Street, Boston, Massachusetts, (hereinafter, the "BANK");

         DYNAGEN, INC. (hereinafter, in such capacity, the "LEAD BORROWER"), a Delaware corporation, with its principal executive offices at 1000 Winter Street, Waltham, Massachusetts, as agent for said DynaGen, Inc; and

         ABLE LABORATORIES, INC. ("ABLE"), a Delaware corporation with its principal executive offices at 1000 Winter Street, Waltham, Massachusetts; and

         SUPERIOR PHARMACEUTICAL COMPANY ("SUPERIOR"), an Ohio corporation with its principal executive offices at 1000 Winter Street, Waltham, Massachusetts; and

         GENERIC DISTRIBUTORS, INC. ("GENERIC"), a Delaware corporation with its principal executive offices at 1000 Winter Street, Waltham, Massachusetts

         (Each of DynaGen, Inc., Able, Superior and Generic being hereinafter referred to individually as a "BORROWER" and collectively as the "BORROWERS")

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

                              W I T N E S S E T H:
                              --------------------


                                   BACKGROUND
                                   ----------

1. On November 29, 1999, the Bank and the Borrowers entered into a certain Loan and Security Agreement (hereinafter , as amended and in effect, the "LOAN AGREEMENT"), pursuant to which the Bank established, subject to the terms therein contained, a Revolving Credit facility in favor of the Borrowers.

         The Borrowers' Liabilities to the Bank are secured by a first perfected security interest in and to all of the Borrowers' assets, including, without limitation, all of the Borrowers' accounts, inventory, equipment, general intangibles, trademarks, patents and other collateral as more particularly described in the Loan Documents.

         Various Events of Default have arisen under the Loan Agreement, and the Borrowers have requested that, notwithstanding the occurrence of such Events of Default, the Bank continue to forbear from exercising its rights and remedies upon default on account of such Events of Default. The Bank is willing to so forbear BUT ONLY upon the terms and conditions set forth herein.

1.       DEFINITIONS
         -----------

         a. Unless otherwise specified herein, all capitalized terms herein shall have the same meaning as set forth in the Loan Agreement.

         a. "Consolidated EBITDA" shall mean, with respect to any Person, the consolidated earnings of such Person and its subsidiaries from continuous operations, before interest, federal income taxes, depreciation and amortization, each as determined in accordance with GAAP.

         a. "Existing Defaults" shall mean the following Events of Default existing on the date hereof: (i) Failure to provide a commitment for refinancing of the Liabilities on or before August 31, 2000;
              (ii) Breach of Section 10-11 of the Loan Agreement as of June 30, 2000; and (iii) Breach of Section 10-12 of the Loan Agreement as of June 30, 2000.


                          ACKNOWLEDGMENT OF LIABILITIES
                          -----------------------------

1. The Borrowers each acknowledge and agree that as of August 31, 2000, the following Liabilities are presently due and owing to the Bank:

                  Revolving Credit

                      Principal:            $8,095,666.39
                      Interest:             $   71,451.69
                      Unused Line Fee:      $      192.95


         The Borrowers each acknowledge and agree that the Borrowers are jointly and severally liable for all Liabilities due and owing to the Bank, including, without limitation, all interest accrued and hereafter accruing, all previously and hereafter incurred late charges, all fees (including, without limitation, the Facility Fee, the Line (Unused Fee), the Collateral Agent Fee, the Early Termination Fee, forbearance fees, and Letter of Credit fees) accrued and hereafter accruing, and all costs, expenses, and costs of collection heretofore or hereafter incurred by the Bank, including attorneys' fees and expenses in connection with the preparation, negotiation, and/or enforcement of this Agreement, the Loan Documents, and all documents, instruments, and agreements incidental thereto or contemplated herein.

                            WAIVER OF CLAIMS/RELEASE
                            ------------------------

1. The Borrowers each acknowledge and agree that the Borrowers do not have or ever had any claims, counterclaims, offsets, or defenses against the Bank directly or indirectly relating to the Liabilities or otherwise, and to the extent that the Borrowers have or ever had any such claims, counterclaims, offsets, or defenses, the Borrowers each affirmatively WAIVE the same. The Borrowers, for themselves and for the Borrowers' respective heirs, executors, administrators, representatives, officers, directors, agents, employees, successors and assigns, hereby RELEASE, and forever discharge the Bank and its officers, directors, agents, attorneys, and employees, representatives, successors and assigns, of, to, and from all debts, demands, actions, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, or liabilities whatsoever, of every name and nature, both at law and in equity, known and unknown, from the beginning of the world through the date hereof.


         FORBEARANCE BY BANK
         -------------------

1. Notwithstanding the existing Events of Default, and without waiving the same, the Bank agree to forbear from accelerating the time for payment of the Liabilities, and from exercising its remedies upon default to foreclose on the Collateral under the Loan Documents until the earlier of (i) January 15, 2001, or (ii) the occurrence of a Termination Event (as defined herein). The period commencing as of the date hereof and ending on the earlier of (i) or (ii) above shall hereinafter be referred to as the "FORBEARANCE PERIOD").

         FORBEARANCE TERMS
         -----------------

1. The Bank's agreement to forbear is subject to the following terms and conditions:

         a. Suspension of Payments on Subordinated Indebtedness. During the Forbearance Period, notwithstanding the provisions of Section 6-27 of the Loan Agreement or of any other Loan Document, the Borrowers shall not make any payments of principal, interest or otherwise on account of the following Subordinated Indebtedness which is listed on Schedule 6.7 to the Loan Agreement:

              i.   Subordinated Loan from Sirrom and Argosy;
              ii.  Promissory Notes placed by Schneider Securities;
              iii. 9% Promissory Notes payable to various private investors; and
              iv.  Promissory Note payable to Carolyn Cusick

         Nothing contained herein shall limit or impair the rights of the Bank under the subordination agreements entered into with those Persons referenced in subclauses i ii, iii and iv above (collectively, the "Subordination Agreements"), each of which remain in full and effect, and the Bank reserve the right to exercise any of its rights and remedies under the Subordination Agreements at any time and from time to time.

         a. Revolving Credit. Notwithstanding any other provision in the Loan Agreement to the contrary, during the Forbearance Period, any loan or advance by the Bank pursuant to the Revolving Credit, including, without limitation, the issuance of any L/C, shall be at the Bank's sole and absolute discretion. Availability as calculated pursuant to Section 3-1 of the Loan Agreement is solely for the Bank's guidance and for the monitoring of the Borrowers' financial condition. The Borrowers recognize that Availability is only one of several factors considered by the Bank in its determination whether to make a loan, credit, or advance under the Revolving Credit.

         a. Interest Rate. From and after the date hereof, all loans and advances pursuant to the Revolving Credit shall accrue interest at the Base Rate plus four percent (4.0%) per annum. The LIBOR Rate shall not be available to the Borrowers, and any and all references to the LIBOR Rate in the Loan Agreement shall be of no force or effect.

         a. Payment of Liabilities. During the Forbearance Period, the Borrower shall make all payments of principal, interest, fees, and other Liabilities in the amounts, and as and when due, required under the Loan Documents.

         a. Commitment to Refinance Liabilities. On or before November 30, 2000, the Borrowers shall have provided the Bank with a bona fide commitment to refinance the Liabilities in full on or before January 15, 2001. Such commitment to refinance shall be on terms and conditions satisfactory to the Bank in the Bank's sole and absolute discretion.

         a. Satisfaction of Liabilities. Notwithstanding any provision of the Loan Agreement to the contrary, the Liabilities shall become immediately due and payable in full without notice or demand by the Agent upon the expiration of the Forbearance Period.

         a. Forbearance Fee. In consideration of the Bank's entering into this Agreement, the Bank has earned, and the Borrowers have agreed to pay to the Bank a forbearance fee in the aggregate amount of $50,225.00 (the "Forbearance Fee"). Unless sooner accelerated as a result of the occurrence of a Termination Event, such Forbearance Fee shall be paid as follows: (i) the sum of $8,000.00 shall be paid on the execution hereof; (ii) the sum of $11,225.00 shall be paid on October 2, 2000, (iii) the sum of $14,000.00 shall be paid on November 1, 2000; and (iv) the sum of $17,000.00 shall be paid on December 1, 2000. Notwithstanding the preceding sentence, provided that the Borrowers repay the Liabilities in full on or before November 30, 2000, the Bank agrees to waive that portion of the Forbearance Fee in the amount of $17,000.00 which would otherwise have been payable on December 1, 2000. The Forbearance Fee shall be deemed fully earned upon the execution hereof and, except as provided for in the preceding sentence, shall not be subject to refund or rebate under any circumstances.

         a. Reimbursement of Expenses. Upon the execution of this Agreement, the Borrowers shall pay all costs and expenses of the Bank, including, without limitation, attorneys' fees and expenses, and collateral examination fees. The Borrowers hereby authorize Bank to make an advance under the Revolving Credit to the Borrowers in a sum sufficient to pay such costs and expenses and any future costs and expenses incurred by the Bank.

         a. Other Amendments to Loan Documents. The Loan Documents are hereby amended as follows:

              i.   Article 1 of the Loan Agreement is hereby amended as follows:

                   (1) Subclause (b)(i) of the definition of "Acceptable Accounts" is hereby deleted in its entirety, and the following substituted in its stead:

                         (i) Any which is more than sixty (60) days from the due
                             date thereof.

                   (1) The definition of "Applicable Margin" is hereby deleted in its entirety, and the following substituted in its stead:

                         "APPLICABLE MARGIN": shall mean four percent (4.0%).

                   (1) The definition of "Commitment" is hereby deleted in its entirety, and the following substituted in its stead:

                         "COMMITMENT": shall mean, (a) for the period commencing September 18, 2000 through and including October 1, 2000, Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000.00); (b) for the period commencing October 2, 2000 through and including October 15, 2000, Eight Million Dollars ($8,000,000.00); (c) for the period commencing October 16, 2000 through and including October 31, 2000, Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000.00); (d) for the period commencing November 1, 2000 through and including November 15, 2000, Seven Million Five Hundred Thousand Dollars ($7,500,000.00); (e) for the period commencing November 16, 2000 through and including November 30, 2000, Seven Million Dollars ($7,000,000.00); (f) for the period commencing December 1, 2000 through and including December 14, 2000, Six Million Seven Hundred Fifty Thousand ($6,750,000.00); (g) for the period commencing December 15, 2000 through and including December 31, 2000, Six Million Five Hundred Thousand ($6,500,000.00); and (h) for the period commencing January 1, 2001 through and including January 15, 2001, Six Million Two Hundred Fifty Thousand ($6,250,000.00);

                   (1) The definition of "Maturity Date" is hereby amended by deleting "May 31, 2001" therefrom and substituting "January 15, 2001".

              i.   Article 3 of the Loan Agreement is hereby amended as follows:

                   (1) Section 3-1(b)(ii) is hereby deleted in its entirety and the following substituted in its stead:

                         up to:
                         ------

                         (A) (i) For the period commencing September 18, 2000 through October 1, 2000, eighty-five percent (85%) of the face amount of each of the Borrowers' Acceptable Accounts, less the Dilution Reserve.

                               (ii) For the period commencing October 2, 2000 through January 15, 2001, eighty percent (80%) of the face amount of each of the Borrowers' Acceptable Accounts, less the Dilution Reserve.
                         Plus
                         ----

                         (B) (i) For the period commencing September 18, 2000 through October 31, 2000, (A) sixty percent (60%) of the cost of the Borrowers' Acceptable Inventory minus (B) $1,000,000.00.

                               (ii) For the period commencing November 1, 2000 through November 30, 2000, (A) fifty percent (50%) of the cost of the Borrowers' Acceptable Inventory minus (B) $1,000,000.00.

                               (iii) For the period commencing December 1, 2000 through January 15, 2001, (A) forty percent (40%) of the cost of the Borrowers' Acceptable Inventory minus (B) $1,000,000.00.
                         Plus
                         ----

                         (C) the lesser of (i) eighty percent (80%) of the forced liquidation value of the Borrowers' Equipment, as determined by the Lender, or (ii) the Equipment Cap.
                         Minus
                         -----

                         (D) The then aggregate of such Reserves (other than the Dilution Reserve) as may be established by the Lender from time to time.
                         Minus
                         -----

                         (E) The then unpaid principal balance of the Loan Account.

                         Minus
                         -----

                         (F) The aggregate amounts then undrawn on all outstanding L/C's, acceptances, or any other accommodations issued or incurred, or caused to be issued or incurred, by the Lender for the account and/or the benefit of the Borrowers.

                         Notwithstanding the foregoing, (i) for the period commencing September 18, 2000 through and including November 30, 2000, the maximum amounts available to be borrowed pursuant to clause (B) shall not exceed the lesser of $4,000,000 or fifty percent (50%) of all outstanding Revolving Credit Loans and L/Cs, and (ii) for the period commencing December 1, 2000 through and including January 15, 2001, the maximum amounts available to be borrowed pursuant to clause (B) shall not exceed fifty percent (50%) of all outstanding Revolving Credit Loans and L/Cs

                   (1) Section 3-9(a) is hereby deleted in its entirety, and the following substituted in its stead:

                         (a) Revolving Credit Loans shall bear interest at the Base Rate plus the Applicable Margin.

                   (1) Section 3-9(c) is hereby amended by deleting the following text therefrom four percent (4.0%)

                         and substituting the following in its stead:

                               seven percent (7.0%)

                   (1) Section 3-20 is hereby amended by deleting "4%" and substituting "7%" in its stead.

              i. Article 10 of the Loan Agreement is hereby amended as follows:

                   (1) In addition to the financial statements and the reporting requirements required by Article 10 of the Loan Agreement, the Borrowers shall furnish to the Bank the following (each of which shall be in form and substance satisfactory to the Bank and shall be certified by the Lead Borrower's chief financial officer):

                         (a) A cash receipt and disbursement budget for the months of September, October and November, broken down on a weekly basis by each week of the subject month, to be delivered as follows:

                               (i) on or before September 18, 2000, for the month of September;
                               (ii) on or before October 6, 2000, for the month
                                    of October;
                               (iii) on or before November 6, 2000, for the
                                    month of November;
                               (iv) on or before December 6, 2000, for the month
                                    of December
                               (v) on or before January 5, 2001, for the month of January.

                         (a) On or before September 18, 2000, those monthly reports required to be delivered pursuant to
                               Section 10-5 of the Loan Agreement, for the month of July, 2000.

                         (a) On or before September 25, 2000, a consolidating monthly projected profit and loss statement for the months of September; October, November, December, 2000 and January 2001 (the "P&L Projection"), which P&L Projection shall be in form and substance satisfactory to the Bank.

                   (1) Without limiting the provisions of Sections 10-10 of the Loan Agreement, the Borrowers shall permit the Bank to conduct, at the Borrowers' sole cost and expense, such appraisals of the Collateral as the Bank may require.

              a.   Financial Covenants

                   During the Forbearance Period, the financial covenants set forth in Sections 10-11 through 10-13, inclusive, of the Loan Agreement shall be of no effect, and during the Forbearance Period, the Borrowers shall comply with the following financial covenant in lieu thereof:

                         Minimum EBITDA. The Borrowers shall not permit the Consolidated EBITDA of the Borrowers to be less than ninety percent (90%) of the projected monthly Consolidated EBITDA as set forth on the P&L Projections, tested on a monthly basis.

              a. Survival. The provisions of Paragraph 6(a) through and including 6(i) hereof shall survive any termination of the Forbearance Period.

         RATIFICATION OF LOAN DOCUMENTS
         ------------------------------

1. The Borrowers hereby ratify, confirm, and reaffirm, each of the terms and conditions, and the execution and the delivery, of the Loan Documents (as modified hereby), and warrant and represent that all of the terms and conditions of the Loan Documents (as modified hereby) remain in full force and effect. The Borrowers hereby ratify and confirm each of the representations and warranties set forth in the Loan Documents. Without limiting the generality of the foregoing, the Borrowers each ratify and confirm that all Liabilities (as modified hereby) are secured by the Collateral.

         CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT
         --------------------------------------------------

1. This Agreement and the Bank's forbearance hereunder shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Bank:

         a. All action on the part of the Borrowers necessary for the valid execution, delivery and performance by the Borrowers of this Agreement shall have been duly and effectively taken and evidence thereof satisfactory to the Bank shall have been provided to the Bank.

         a. The Borrower shall have paid to the Bank all fees, expenses and other amounts then due and owing pursuant to this Agreement and the Loan Documents.

         a. The Borrowers shall have provided such additional instruments and documents to the Bank as Bank's counsel may have reasonably requested.

         a. There shall have been no material adverse change in the financial condition of each of the Borrowers.


                               TERMINATION EVENTS
                               ------------------

1. The occurrence of any one of the following events shall constitute a "Termination Event") within the meaning of this Agreement:

         a. The occurrence of any Default or Event of Default after the date hereof under any of the Loan Documents, other than any Existing Defaults;

         a. The failure of the Borrowers to satisfy in all material respects the terms and conditions of this Agreement as and when due; or

         a. The determination by the Bank that any representation or warranty made to the Bank by any Borrower was not true, correct and accurate in any material respect when made or given.

         Upon the occurrence of any Termination Event, the Forbearance Period may, at the option of the Bank, immediately terminate, and the Bank may immediately proceed to enforce all of its contractual and other rights and remedies against the Borrowers, including without limitation, the foreclosure of the Collateral granted to the Bank by any Borrower and including, to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver, to which appointment each Borrower hereby consents. The Borrowers shall cooperate with the Bank in connection with the disposition of the Collateral.

         NO WAIVER BY BANK
         -----------------

1. In entering into this Agreement, the Bank is not waiving any existing Events of Default. Further, the rights, remedies, powers, privileges, and discretions of the Bank hereunder shall be cumulative and not exclusive of any rights or remedies which it otherwise would have. No delay or omission by the Bank in exercising or enforcing any of its rights and remedies hereunder or under the Loan Documents or otherwise shall operate as, or constitute, a waiver thereof. No waiver by the Bank of any default under any other agreement shall operate as a waiver of any other default hereunder, now existing or hereafter arising, or under any other agreement. No waiver by the Bank of any of its rights and remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.

                            NO ADDITIONAL AGREEMENTS
                            ------------------------

1. This Agreement incorporates all discussions and negotiations between the Borrowers and the Bank, either express or implied, concerning the matters included herein and in any other instruments, documents, or agreements executed in connection herewith, any statute, custom, or usage to the contrary notwithstanding. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Agreement and the Loan Documents, or any provision under any other agreement between the Borrowers and the Bank shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be the Bank, then by a duly authorized officer thereof.


                                 BINDING EFFECT
                                 --------------

1. This Agreement shall be binding upon the Borrowers and their respective representatives and successors and shall inure to the benefit of the Bank and its successors and assigns.


                         ILLEGALITY OR UNENFORCEABILITY
                         ------------------------------

1. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect or in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, nor the validity, legality, or enforceability of any other provision of this Agreement.


                              WAIVER OF JURY TRIAL
                              --------------------

1. The Borrowers make the following waiver knowingly, voluntarily, and intentionally, and understand that the Bank, in entering into the within Agreement, is relying thereon. THE BORROWERS, TO THE EXTENT OTHERWISE ENTITLED THERETO, HEREBY IRREVOCABLY WAIVE ANY PRESENT OR FUTURE RIGHT OF THE BORROWERS, TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE BANK IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE BANK OR IN WHICH THE BANK IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN THE BORROWERS AND THE BANK.

                               INFORMED EXECUTION
                               ------------------

1. The Borrowers hereby warrant and represent to the Bank that the Borrowers have each read and understand all and singular the terms and conditions of this Agreement and that the Borrowers are entering into this Agreement freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of the Borrowers' own selection, and not in reliance upon any representations, warranties, or agreements made by the Bank and not set forth in this Agreement.


                                  MISCELLANEOUS
                                  -------------

1. This Agreement shall be deemed to constitute a "Loan Document" for all purposes under the Loan Agreement or any other Loan Document.

1. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts. The Borrowers each submit to the jurisdiction of the Courts of said Commonwealth for all purposes with respect to this Agreement and the Borrowers' relationship with the Bank.

1. The Borrowers shall execute such instruments and documents as theBank may from time to time request in connection with the Loan Agreement and the other Loan Documents, this Agreement and the arrangements contemplated hereby.

1. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

1. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

         IN WITNESS WHEREOF, this Agreement has been executed, in multiple counterparts, as a sealed instrument as of the date first above written.



                                          DYNAGEN, INC.

                                          By:_______________________

                                          Name:_____________________

                                          Title:____________________

                                          ABLE LABORATORIES, INC.

                                          By:_______________________

                                          Name:_____________________

                                          Title:____________________




                                          SUPERIOR PHARMACEUTICAL COMPANY

                                          By:_______________________

                                          Name:_____________________

                                          Title:____________________




                                          GENERIC DISTRIBUTORS, INC.

                                          By:_______________________

                                          Name:_____________________

                                          Title:____________________



ACKNOWLEDGED AND AGREED:

"BANK"

FLEET NATIONAL BANK

By: ____________________________

Name:___________________________

Title: _________________________